EXHIBIT 10.1

PROMISSORY NOTE

US$1,000,000.00	November 26th, 2014

FOR VALUE RECEIVED, American Compass, Inc., a California corporation (“Issuer”), promises to pay to Angstron Holdings Corporation, Nevada Corporation (“Holder”), or order, the principal sum of One Million Dollars (US$1,000,000.00).

1.

This promissory note (“Note”) shall bear no interest so long as it is paid in full on or before Maturity (defined herein below). If the Note is not paid in full on or before maturity, then interest shall accrue at the rate of three percent (3%) per annum from the date of the Note.

2.

Issuer shall pay Holder the entire outstanding principal balance with interest accrued thereon on November 25th, 2017 (“Maturity”).  All computations of interest shall be based upon a year of 360 days for actual days elapsed.  Any payment received by Holder shall be credited first to any interest accrued and the remainder to principal.  Interest payable hereunder will be paid without any U.S. withholding tax.

3.

Issuer shall make payment in lawful money of the United States of America and in immediately available funds.

4.

This Note may be prepaid in whole or in part, without penalty, at the option of Issuer and without the consent of Holder one year after the date of this Note.

5.

This Note shall be governed by the laws of the State of California of the United States of America excluding its conflict of laws rules.  The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be Los Angeles County, California.

6.

Issuer waives presentment, protest and demand, notice of protest, notice of demand and dishonor, and notice of nonpayment of this Note.  Issuer expressly agrees that this Note or any payment under this Note may be extended by Holder from time to time without in any way affecting the liability of Issuer.

7.

The prevailing party in any action (i) to collect payment on this Note, (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (iii) to enforce any judgment obtained in any related legal proceeding shall be entitled to all costs and expenses incurred, including attorney fees.

8.

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.

Issuer: American Compass, Inc.

Date:	November 26th, 2014

Signed:	/s/ Jimmy Wang

Name:	Jimmy Wang

Title:	Chief Financial Officer